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                                                                   EXHIBIT 15.1

                                                         December 10, 1996

The Board of Directors of
MoneyGram Payment Systems, Inc.

  We are aware of the inclusion in Amendment No. 6 to the Registration Statement (Form S-1 No. 333-228) and related Prospectus of MoneyGram Payment Systems, Inc. of our report dated October 16, 1996 (except as to Note 2, as to which the date is December 10, 1996) relating to the unaudited interim financial statements of MoneyGram Payment Systems, Inc. for the nine-month period ended September 30, 1996.

  Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                          ERNST & YOUNG LLP

Denver, Colorado